Firstgold Announces Extension Agreement

September 21, 2009, Toronto - Firstgold Corp. (TSX: FGD, OTCBB: FGOC) (“Firstgold” or the “Company”) announced today that it has reached an extension agreement with its lenders to give it until December 1, 2009 to close the previously announced sale of the outstanding secured debt which will be followed by the sale of shares representing 51% of the then outstanding shares of Firstgold to Northwest Non Ferrous International Investment Company Ltd. (“Northwest”).

“While we anticipate being able to close the transactions in late October, with this agreement we have provided for the necessary flexibility to allow our new prospective majority shareholder the appropriate time to file an application with the Committee on Foreign Investment in the United States (“CFIUS”) and to enable Firstgold to hold a shareholder meeting to vote to approve the deal. Under CFIUS regulations the government of the United States may review any acquisition of any company domiciled in the USA when the acquisition is financed by a foreign government controlled entity. Northwest like a Canadian Crown corporation fits under this definition. The review process typically takes 30 days unless an investigation is launched. Our review of the CFIUS legislation and discussions with legal counsel has made us comfortable that this process will not prove to be an obstacle to our closing the transactions we have previously announced,” commented Terry Lynch Firstgold CEO.

In order to continue financing the Company while this process is completed Firstgold has completed some interim financing with existing stakeholders in the Company. It has secured $600,000 in new capital for the Company. The money was advanced to Firstgold in the form of a convertible promissory note, with a 12% interest rate, repayable on demand or convertible at 5 cents (USD) per share. In addition the note holders were offered as a further incentive an option to buy 3000 ounces of gold at $500 per ounce from any future production. If and when gold production is realized, gold would be delivered to note holders only after all existing creditors have been repaid. $220,000 of these funds was advanced to our secured lenders as a payment for the extension through the end of October. A further $220,000 would be required should Firstgold wish to extend the agreement to December 1. The balance of the funds advanced will be used to maintain the Company’s core asset, the Relief Canyon Mine.

Mr. Lynch stated “With the extension and new interim financing we believe we have the time and the capital to close our transaction with our existing secured lenders and Northwest and embark on a new era for Firstgold... One where the company is better capitalized and supported by a strong majority shareholder who has committed plans to grow in Nevada, the Americas and China. This has been an exhausting process and one that has tried the patience of our lenders, suppliers, employees and shareholders but I sincerely believe over the coming weeks and months this patience will be rewarded. Certainly the gold market has been heading in the right direction and getting our Relief Canyon facility back into operation has never made more sense.”

Over the last 24 months Firstgold has spent $16 million developing a processing facility at Relief Canyon, located outside Lovelock Nevada, on the site of the previously producing Pegasus Gold Mine. Additional information about Firstgold Corp. can be found by visiting its web site at www.firstgoldcorp.com

Northwest Nonferrous International Investment Company Ltd. is 100% owned by the Northwest Mining and Geological Exploration Group Co. for Nonferrous Metals (NWME) and is based in Xi’an city of Shaanxi province, China. NWME has more than 6,000 employees including 800 geologists, technologists, and engineers.

NWME is one of the top five exploration and mining Bureaus in China amongst around 100 provincial Bureaus in terms of revenue and technical capacity. NWME was one of the first Bureaus in China to conduct exploration projects in partnership with overseas companies. In 2008, NWME, in partnership with Jinduicheng Molybdenum Group Co., Ltd., acquired Yukon Zinc Corporation.

Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Firstgold Corp. believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Firstgold Corp. cautions investors that any forward-looking statements made by Firstgold Corp. are not guarantees of future performance and those actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Firstgold Corp.'s mining properties, the unproven nature of and potential changes to Firstgold Corp.'s business model, the risk that the capital and other resources that Firstgold Corp. will need to exploit its business model will not be available, and the risks discussed in Firstgold Corp.'s Form 10-K and in Firstgold Corp.'s 10-Qs and in Firstgold Corp.'s other filings with the Securities and Exchange Commission.

Cautionary Note to U.S. Investors -The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website (or press releases), such as "measured," "indicated," and "inferred" "resources," which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our reports filed with the SEC which may be secured from the SEC, or from their website at http://www.sec.gov/edgar.html

Website: www.FirstgoldCorp.com

Email: tlynch@firstgoldcorp.com